Exhibit 99(a)-6

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.

Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give name and the Social Security Number of–	For this type of account:	Give name and the Employer Identification Number of—
1. Individual	The individual	6. Sole proprietorship	The owner[1]
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[2]	7. A valid trust, estate or pension trust	Legal entity[3]
3. Custodian account of a minor (Uniform Transfer to Minors Act)	The minor[4]	8. Corporate	The corporation
4.a. The usual revocable savings trust (grantor is also trustee)	The grantor trustee	9. Partnership	The partnership
b. So-called trust account that is not a legal or valid trust under state law	The actual owner	10. Association, club or other tax-exempt organization	The organization
5. Sole proprietorship	The owner	11. A broker or registered nominee	The broker or nominee
		12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, local district, or prison) that receives agricultural program payments	The public entity

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

1 You must show your individual name, but may also enter your business or “doing business as” name. You may use your Social Security Number or your Employer Identification Number (if you have one).

2 List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s number must be furnished.

3 List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayers identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

4 Circle the minor’s name and furnish the minor’s Social Security Number.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

How To Obtain a Taxpayer Identification Number:

If you do not have a taxpayer identification number, apply for one immediately. To apply for a Social Security Number, obtain Form SS-5 from your local Social Security office. Obtain Form SS-4 to apply for an employer identification number.

Payees Exempt from Backup Withholding:

Payees specifically exempted from backup withholding include the following:

•
An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2). The United States or any of its agencies or instrumentalities.

•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
•	A foreign government or any of its political subdivisions, agencies, or instrumentalities.
•	An international organization or any of its agencies or instrumentalities.

Payees that may be exempt from backup withholding include the following:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under section 664 or described in section 4947.

Exempt payees described above should still complete the substitute Form W-9 enclosed herewith to avoid possible erroneous backup withholding. EXEMPT PAYEES SHOULD FURNISH THEIR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART II OF THE FORM, SIGN AND DATE THE FORM, AND RETURN IT TO THE EXCHANGE AGENT.

Nonresident Alien and Foreign Corporations.

If you are a nonresident alien or a foreign entity not subject to withholding, furnish the Exchange Agent a complete IRS Form W-8, “Certificate of Foreign Status.”

Privacy Act Notice.

Section 6109 of the Internal Revenue Code requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties.

(1)    Penalty for Failure to Furnish Taxpayer Identification Number — If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)    Civil Penalty for False Information With Respect to Withholding — If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)    Criminal Penalty for Falsifying Information — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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